TOUCHSTONE TAX-FREE TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

     The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Tax-Free Trust (the "Trust") and that pursuant to Section 4.1 of the Trust's Restated Agreement and Declaration of Trust, the Trustees at a meeting on May 16, 2002 at which a quorum was present, adopted the following resolutions:

                  "RESOLVED, that the name of the Tax-Free Money Fund series of the Trust, be changed to the `Tax-Free Money Market Fund'; and

                  FURTHER RESOLVED, that the name of the Ohio Tax-Free Money Fund series of the Trust, be changed to the `Ohio Tax-Free Money Market Fund'; and

                  FURTHER RESOLVED, that the name of the California Tax-Free Money Fund series of the Trust, be changed to the `California Tax-Free Money Market Fund'; and

                  FURTHER RESOLVED, that the name of the Florida Tax-Free Money Fund series of the Trust, be changed to the `Florida Tax-Free Money Market Fund'; and

                  FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary and appropriate, be amended to reflect the name change of such series; and

                  WHEREAS, the issuance of Class S shares by the Tax-Free Money Market Fund, the Ohio Tax-Free Money Market Fund, the California Tax-Free Money Market Fund and the Florida Tax-Free Money Market Fund (the `Class S Funds') is in the best interests of each Class S Fund and its shareholders;

                  NOW, THEREFORE BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class S shares of the Class S Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

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                  FURTHER RESOLVED, that such issuance and sale be made
                  substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectuses and Statement of Additional Information as they may be amended and/or supplemented from time to time; and

                  FURTHER RESOLVED, that when any of the Class S shares of the Class S Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by the Trust; and

                  FURTHER RESOLVED, that the issued and outstanding shares of each of the Tax-Free Money Market Fund, the California Tax-Free Money Market Fund and the Florida Tax-Free Money Market Fund be redesignated `Class A shares'; and

                  FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take all action as they deem necessary or desirable in order to carry out the foregoing resolutions."

     The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that the Amendment to effect the name changes became effective May 31, 2002 and that the Amendment authorizing the issuance of Class S shares will become effective on or about August 15, 2002, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

     Witness my hand this 14th day of June 2002.


                                        /s/ Tina D. Hosking
                                        --------------------------
                                        Tina D. Hosking, Secretary